Exhibit 4.1

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) DATED AS OF JULY 31, 2008 AMONG MRU HOLDINGS, INC., A DELAWARE CORPORATION, [●], AND VIKING ASSET MANAGEMENT L.L.C., A CALIFORNIA LIMITED LIABILITY COMPANY, TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE SUBORDINATION AGREEMENT); AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED (I) IN THE ABSENCE OF: (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED WITH RESPECT TO SUCH OFFER, SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION; OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

MRU HOLDINGS, INC.

PROMISSORY NOTE

$[●]	July 31, 2008

Subject to the terms and conditions of this Promissory Note (this “Note”), for value received, the undersigned, MRU Holdings, Inc., a Delaware corporation (the “Company”), whose address is 590 Madison Avenue, 13th Floor, New York 10022, hereby promises to pay to [●], or permitted assigns (the “Holder”) the principal amount of [●] Dollars ($[●]) (the “Original Principal Amount”), together with interest thereon at the rate set forth below.  This Note shall have an original issuance discount of 20% of the Original Principal Amount.  Principal of, and accrued interest on, this Note shall be due and payable as hereinafter provided on the Maturity Date (as defined below).

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1.           Interest.  Interest shall accrue on the unpaid Original Principal Amount of this Note from the date hereof until such Original Principal Amount is repaid in full, at a simple annual interest rate equal to eighteen percent (18%) per annum; provided, however, the Original Principal Amount of this Note shall increase by twenty percent (20%) sixty (60) days after the date of issuance of this Note (the “First Principal Reset Date”) unless the Company issues the Automatically Converting Debt Securities (as defined below) or the Equity Securities (as defined below) prior to the First Principal Reset Date; provided, further, that the Original Principal Amount of this Note shall increase by an additional twenty percent (20%) one hundred and twenty (120) days after the date of the issuance of this Note (the “Second Principal Reset Date”) unless the Company issues the Automatically Converting Debt Securities or the Equity Securities prior to the Second Principal Reset Date.  No interest hereunder shall be due prior to the Maturity Date (as defined below).

2.           Maturity Date.  Unless earlier repaid, the principal amount of this Note, and interest accrued thereon, shall be due and payable on October 31, 2010 (the “Maturity Date”), subject to any limitations contained in the Subordination Agreement.

3.           Mandatory Prepayment Under Certain Circumstances.  If the Company issues and sells equity securities (the “Equity Securities”) pursuant to an equity financing (including the issuance of Equity Securities upon the conversion or exchange of debt securities (the “Automatically Converting Debt Securities”) issued after the date hereof in connection with such equity financing) in which the Company receives at least Seventy Five Million Dollars ($75,000,000) (inclusive of the consideration received for the issuance and sale of the Company’s Series B-2 Convertible Preferred Stock and any other security that is converted into Equity Securities) in gross proceeds and 60% of such gross proceeds (at least $45,000,000) is attributable to one investor or a group of related investors, then:

(a)           upon the issuance of the Automatically Converting Debt Securities, if any, the Company shall, exclusively with net proceeds received from the sale of the Automatically Converting Debt Securities (“Debt Proceeds”),

(i)           first, redeem Five Million Six Hundred Thousand Dollars ($5,600,000) in principal amount of the Note (as defined in the Subordination Agreement) pursuant to the terms of the Note (as defined in the Subordination Agreement) (the “Required Redemption”);

(ii)           second, to the extent there remain Debt Proceeds therefor, pay the holders of the $12,750,000 in principal amount of promissory notes of the Company issued on July 10, 2008 (the “Other Promissory Notes”) the outstanding principal amount of the Other Promissory Notes together with accrued but unpaid interest thereon, pro rata based on the outstanding principal amount of each Other Promissory Note; and

(iii)           third, to the extent there remain Debt Proceeds therefor, pay (a) the Holder the outstanding principal amount of this Note together with accrued but unpaid interest thereon, (b) the holder of a promissory note issued by the Company on July 15, 2008 in the principal amount of Six Hundred Thousand (the “July 15, 2008 Promissory Note”) the outstanding principal amount of the July 15, 2008 Promissory Note together with accrued but unpaid interest thereon, and (c) any future promissory notes issued on or after the date hereof on similar terms as this Note (the “Future Notes”), pro rata based on the outstanding principal amount and accrued interest of each of this Note, the July 15, 2008 Promissory Note, and the Future Notes.

(b)           upon the issuance of the Equity Securities and after consummation of the Required Redemption (to the extent the Required Redemption was not consummated pursuant to Section 3(a) hereof), the Company shall pay:

(i)           first, the outstanding principal amount of the Other Promissory Notes, together with accrued but unpaid interest thereon, to the extent not paid pursuant to Section 3(a) hereof; and

(ii)           second, the outstanding principal amount of (a) this Note, together with accrued and unpaid interest thereon, (b) the July 15, 2008 Promissory Note, together with accrued but unpaid interest thereon, and (c) the Future Notes, together with accrued but unpaid interest thereon, each to the extent not paid pursuant to Section 3(a) hereof.

4.           Events of Default.  The entire outstanding principal amount of, and all accrued unpaid interest on, this Note shall become forthwith due and payable, without presentment, demand, protest, or notice of any kind, upon the happening of any of the following events (each, an “Event of Default”):

(a)          if default shall be made in the due and punctual payment of the principal on this Note or on any other indebtedness of the Company in excess of $500,000, when and as the same shall become due and payable, whether at the maturity of any installment thereof, by acceleration, or otherwise, or default shall be made for thirty (30) days in the payment when due of interest on this Note or on any other indebtedness of the Company;

(b)          if the Company or any Subsidiary shall

(1)           admit in writing its inability to pay its debts generally as they become due,

(2)           file a petition in bankruptcy or a petition to take advantage of any insolvency act,

(3)           make an assignment for the benefit of its creditors,

(4)           consent to the appointment of a receiver of itself or of the whole or any substantial part of its property,

(5)           on a petition in bankruptcy filed against it, be adjudicated a bankrupt, or

(6)           file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

(c)          if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without the consent of the Company or any “significant subsidiary” within the meaning of Regulation S-X under the Securities Act of 1934, as amended (each a “Subsidiary”), a receiver of the Company or any Subsidiary or of the whole or any substantial part of its property, or approving a petition filed against it seeking reorganization or arrangement of the Company or any Subsidiary under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of entry thereof;

(d)           if, under the provisions of any other law for the relief or aid of the Company, any court of competent jurisdiction shall assume custody or control of the Company or any Subsidiary or of the whole or any substantial part of its property and such custody or control shall not be terminated or stayed within thirty (30) days from the date of assumption of such custody or control;

(e)           if the Company enters into a merger, consolidation, liquidation, dissolution, sale of all or substantially all of its assets, or similar transaction; or

(f)           if the Company shall have breached or not performed any material representation, warranty or covenant in this Note, that certain Note and Warrant Purchase Agreement of even date herewith, by and among the Company and the investors named therein, including the Holder, or in any other document or instrument executed and delivered in connection therewith for thirty (30) days or more after written notice to the Company by the Holder of such breach or nonperformance.

                      Upon the occurrence of any Event of Default, the Holder may take all actions available to it, at law or in equity, to collect and otherwise enforce this Note.

5.           Costs and Expenses of Enforcement and Collection.  Upon receipt of written evidence reasonably satisfactory to the Company, the Company agrees to pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred or paid by the Holder in enforcing or collecting any of the obligations of the Company hereunder.

6.           Mutilated, Destroyed, Lost or Stolen Notes.  In case any Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note.  In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company.  In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company (a) evidence to its satisfaction of the destruction, loss or theft of such Note and (b) such security or indemnity as may be reasonably required by the Company to hold the Company harmless.

7.           Payment of Interest and Principal.  All payments with respect to this Note shall be made in lawful money of the United States of America at such place as the Holder hereof may designate in writing to the Company.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.  Subject to the limitations imposed by the Subordination Agreement, the Company may, at its option, on ten (10) days written notice to the Holder, repay the outstanding principal amount of this Note without penalty or premium, in whole or in part, together with interest on the principal amount so repaid accrued to the repayment date.

8.           Certain Debt Restrictions.  While this Note is outstanding, the Company shall not (i) create, incur, become obligated on or suffer to exist any indebtedness which is pari passu with, or senior to, the Notes, or (ii) increase or extend its existing senior indebtedness to Viking Asset Management, LLC, except the Company may issue (a) one or a series of related issuances of Automatically Converting Debt Securities and (b) an aggregate of $20,000,000 of pari passu indebtedness on similar terms as this Note.

9.           Assignment.  The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, administrators and transferees of the parties hereto.  Interest and principal are payable only to the registered Holder of this Note.

10.           Waiver and Amendment.  Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

11.           Notices.  Any notice or demand which is required or provided to be given under this Note shall be deemed to have been sufficiently given and received for all purposes (i) when delivered in person, or (ii) one business day after being sent by a recognized overnight courier service or (iii) when transmitted by facsimile, email or other electronic means, provided that the sender receives confirmation of receipt, to the following addresses:

if to the Company:

MRU Holdings, Inc.
590 Madison Avenue, 13th Floor
New York, New York 10022
Attention: General Counsel
Fax:  (212) 836-4195
E-mail: ykatz@mruholdings.com

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attention: Keith D. Pisani, Esq.
Fax:  (212) 318-6906
E-mail: keithpisani@paulhastings.com

if to the Holder, to:

[address]

with a copy to:

[address]

Any party hereto may by notice given as specified in this Section 11 change its address for future notice hereunder.

12.           Governing Law; Venue; Waiver of Jury Trial.  This Note shall be governed by the laws of the State of New York, as such laws are applied to contracts to be entered into and performed entirely in New York by New York residents, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13.           Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

14.           Miscellaneous.  (a)   The Company (i) waives presentment, demand, notice of demand, protest, notice of protest, and notice of nonpayment and any other notice required to be given under the law to the Company, in connection with the delivery, acceptance, performance, default or enforcement of this Note, except for notice and presentment upon conversion or at maturity of this Note and notice or proposed transfer of this Note in accordance with the terms hereof; and (ii) agrees that any failure to act or failure to exercise any right or remedy on the part of the registered Holder shall not in any way affect or impair the obligations of the Company or be construed as a waiver by the Holder of, or otherwise affect, any of its rights under this Note.  Notwithstanding the foregoing, the Company does not waive any notice required pursuant to the terms of this Note.

(b)  No act, omission or delay by the Holder or course of dealing between the Holder and the Company shall constitute a waiver of the rights and remedies of the Holder hereunder.  No single or partial waiver by the Holder of any default or right or remedy which it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion.

 [Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

MRU HOLDINGS, INC.

By:	_________________________
Vishal Garg, Co-President